Results of Special Shareholder Meeting

A special meeting of the shareholders of each of the Aggressive Growth Portfolio, Equity Income Portfolio, and Money Market Portfolio (each, an "AAL Portfolio," and collectively, the "AAL Portfolios"), each a series of AAL Variable Product Series Fund, Inc. (the "Fund") was held on April 9, 2003. The issue voted upon by each AAL Portfolio was a plan whereby (a) all of the assets of each of the AAL Portfolios would be transferred to a comparable series of the LB Series Fund (each an "LB Portfolio" and collectively the "LB Portfolios") in exchange for the LB Portfolio's shares of equal dollar value; (b) the stated accrued and unpaid liabilities of the AAL Portfolios would be assumed by the comparable LB Portfolio; (c) each AAL Portfolio would distribute pro rata to its shareholders, in complete liquidation, the shares of the corresponding LB Portfolio received in exchange for its net assets; and (d) each AAL Portfolio would cease to exist. The shares cast for, against, and abstaining were as follows:

                                 Merger of the Aggressive Growth Portfolio with
                                     the Growth Portfolio of LB Series Fund
                                       For:            1,427,636.610
                                       Against:           86,762.911
                                       Abstain:           25,066.004

                                   Merger of the Equity Income Portfolio with
                                      the Value Portfolio of LB Series Fund
                                       For:            3,174,924.813
                                       Against:          132,705.379
                                       Abstain:          925,281.429

                                    Merger of the Money Market Portfolio with
                                  the Money Market Portfolio of LB Series Fund
                                       For:           58,432,715.978
                                       Against:        2,584,621.620
                                       Abstain:        2,858,868.062